Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Sturm, Ruger & Company, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share (“Common Stock”)	Rule 457(c) and Rule 457(h)	1,000,000	$51.22	$51,215,000	0.00011020	$5,644
Total Offering Amounts					$51,215,000		$5,644
Total Fee Offsets							$0.00
Net Fee Due							$5,644

(1)	Pursuant to Rule 416 of the Securities Act, this Registration Statement shall also cover an additional indeterminate number of shares of Common Stock of Sturm, Ruger & Company, Inc. (the “Registrant”) as may be required pursuant to The Sturm, Ruger & Company, Inc. 2023 Stock Incentive Plan (the “2023 Plan”) in the event of a stock dividend, stock split, recapitalization or other similar transaction without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee and are based on the average of high and low prices of the Common Stock of the Registrant on the New York Stock Exchange on June 1, 2023, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended.